Exhibit 5.1

                                [GRAPHIC OMITTED]
                   UNIVERSAL STAINLESS & ALLOY PRODUCTS, INC.
               600 Mayer Street o Bridgeville, Pennsylvania 15017

                                                                Paul A. McGrath
                                                            Phone: 412-257-7603
                                                             Fax:  412-257-7640

September 30, 2002



Universal Stainless & Alloy Products, Inc.
600 Mayer Street
Bridgeville, Pennsylvania  15017

Re:  Registration Statement on Form S-8
     ----------------------------------

Ladies and Gentlemen:

I am General Counsel of Universal Stainless & Alloy Products, Inc. (the "Company") and I have acted as counsel for the Company in connection with the preparation of the Form S-8 Registration Statement to be filed by the Company with the Securities and Exchange Commission for the registration under the Securities Act of 1933, as amended, of an additional 300,000 shares of the Company's common stock, par value $.001 per share (the "Shares"), which are to be offered from time to time to certain officers, employees and directors of the Company pursuant to the terms of the Universal Stainless & Alloy Products, Inc. Stock Incentive Plan, formerly known as the 1994 Stock Incentive Plan (the "Plan").

I have examined the originals, certified copies or copies otherwise identified to my satisfaction as being true copies of the Plan and such other documents as I have deemed necessary or appropriate for purposes of this opinion.

Based on the foregoing, I am of the opinion that the Shares have been duly and validly authorized and reserved for issuance, and that the Shares, when issued under the terms of the Plan, will be legally and validly issued, fully paid and nonassessable.

I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

Very truly yours,



Paul A. McGrath
General Counsel